Exhibit 10.42

NYI A X E MP L O Y M E NT A G R E E M E NT This EMPLOYMENT AGREEMENT (the “ Agreement ”), entered into January 19 , 2024 and effective as of January 19 , 2024 (“ Effective Date ”) by and between NYIAX, Inc, a Delaware corporation (the “ Company ”) with offices at 180 Maiden Lane New York City, New York 10005 , and Teri Gallo (the “ Executive ”) with an address of 67 Bailey Hollow Rd, Morristown, New Jersey 07960 . The Company and the Executive are individually referred to herein as a “ Party ” and collectively as the “ Parties . ” WHEREAS , the Company is engaged in the business of advertising, advertising exchange/advertising trade technology, and financial/trading technology (the “Business”) ; WHEREAS, this Agreement shall supersede all previous agreements with the Executive; and WHEREAS , the Company desires to continue to employ Executive, and Executive desires to continue be employed by the Company, on the terms hereinafter set forth . NOW, THEREFORE, in consideration for the mutual covenants contained herein and other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereto agree as follows : AR T ICLE I EMPLOYMENT DUTIES AND RESPONSIBILITIES 1 . 1 Employment . Beginning on the Effective Date, the Company hereby employs Executive for the purposes of providing professional services as Chief Executive Officer (“CEO”), reporting directly to the Board (as defined below), under the terms and conditions set forth in the Agreement . Executive shall use reasonable efforts, to promote the interests of the Company and to serve in the capacity of CEO at all times in the best interests of the Company, and to perform the duties consistent with the Executive’s role as the Company CEO and reasonably assigned to the Executive by the NYIAX Board of Directors (the “Board”) . Within 90 days of the IPO (as defined below), the CEO will present a revenue and operating plan to the Board for 2024 . 2. Responsibilities and Duties . (a) Roles and Responsibilities . Without limiting the generality of Section 1 . 1 , the Executive’s roles and responsibilities include, working with senior management of the Company and its subsidiaries, strategic planning for sales, marketing and operation for the Company, Company hiring, Company oversight, general welfare of the Company and other duties the CEO needs from time to time . This may require the Executive to work at the Company’s offices or remotely with the Parties acknowledgment and agreement . It is understood and agreed that as CEO, Executive shall have supervision and control over, and responsibility for, the operations and affairs of the Company, and shall have such other powers and duties as may be from time to time assigned to her by the Board . DocuSign Envelope ID: 2E315BCC - 56B8 - 4681 - 8383 - 8D23B610B0A2 1 | P a g e N Y I A X , I n c . P r i v i l e g e d a n d C o n f i d e n t i a l

(b) Compliance with Employee Handbook and Company Policies . The Company will provide an employee handbook (the “ Employee Handbook ”) for use as a guideline of the Company’s procedures and other Company policies . Executive agrees to adhere to the policies and procedures as outlined in the Employee Handbook, as the same may be amended and supplemented from time to time by the Company in its reasonable discretion, provided such amendments and supplements are provided to the Executive in writing . (c) Hold Harmless and Indemnification . the Company shall defend, indemnify and hold harmless the Executive for any actions taken by the Executive in accordance with her role as CEO and in furtherance of the Company’s goals and objectives to the full extent permitted by law . Such indemnification shall be covered by the terms of Company’s policy of insurance for directors and officers which shall be in effect as of the Effective Date, through the period of Executive’s employment and continuing for a period of no less than five (5) years thereafter (the “D&O Insurance”), . A copy of the D&O Insurance shall be made available to the Executive upon request, and Company shall notify Executive of any changes to the D&O Insurance policy during the Term . For the avoidance of doubt, the obligations set forth in this Section 1 . 2 (c) shall survive the expiration or any termination of this Agreement . 3. Executive’s Outside Roles. (a) Executive consulting projects or Board roles outside of the Company . The Executive may, from time to time, have projects and work for other businesses through consulting projects outside of the Company, and the Executive may sit on Boards of outside companies both private or public which are in any industry or the industry in which the Company does business, provided that, in either case, neither such outside activities for other businesses may materially interfere with Executive’s duties to Company hereunder or directly compete with the Company . The Executive shall notify the Company of any outside business activities and obtain prior written consent of the Board which consent shall not be unreasonable be withheld to engage in such activities during the term of the Agreement . (b) Hold Harmless . The Executive shall hold the Company harmless for non - Company activities . The Executive shall indemnify and hold the Company, its employees, and shareholders harmless for all activities that she performs in the scope of Section 1 . 2 (a) . ARTICLE II C OMP E NSA T I O N A N D BE N E F I TS 1. Compensation . (a) Base Salary . During the Term of the Agreement (defined below), as compensation for services rendered under this Agreement, Company shall pay to Executive a base salary in the amount of $ 400 , 000 . 00 annually (pro - rated where applicable), (“Base Salary”), the commencement of payment may be deferred until the earlier of (i) the Company’s Initial Public Offering (“IPO”), and (ii) forty five (45) days from the Effective Date . T h e Executive’s Base Salary shall be payable at regular intervals in accordance with the Company’s regular payroll practices and policies . The Board may review the Base Salary annually and may approve an increase in the Base Salary, including, but not limited to, proportionate to other compensation increases granted to other officers of the Company to account for increased costs of living, in 2 | P a g e N Y I A X , I n c . P r i v i l e g e d a n d C o n f i d e n t i a l DocuSign Envelope ID: 2E315BCC - 56B8 - 4681 - 8383 - 8D23B610B0A2

addition to Executive’s annual Base Salary increase set forth in Exhibit A hereto. (b) Bonus, Salary Increases, Commission and Company Stock . During the Term of the Agreement, in addition to the Base Salary, the Executive will be eligible for cash and/or stock bonuses as set forth in Exhibit A . 2. Nomination for a position on the Company Board . At the end of the Term (unless Executive is terminated for Cause as set forth below), or such earlier time as determined by the Board, Executive shall be nominated to serve as a member of the Board . 3. Benefits . Commencing upon the Effective Date and throughout the Term of the Agreement, Executive shall be eligible to participate, in accordance with the terms thereof, in any medical, retirement, and similar benefit plans maintained by or on behalf of Company and generally made available to officers of Company, eligibility criteria, the terms and conditions of Company’s benefit plan documents and generally applicable Company policies (as the same may be in effect from time to time) and any other restrictions or limitations imposed by law, except to the extent such benefits are duplicative of benefits otherwise provided to Executive under this Agreement or by any affiliate of the Company . Full Medical paid by Company of employee plan choice from plans offered by Company, and the Executive is entitled to 401 K plans and retirement plan participation, at the time Company creates a 401 K plan for the Company . Once Company creates its 401 K plan, the Executive shall be entitled to an annual Company contribution to such plan, which shall be mutually agreed upon between the Executive and the Company’s Compensation Board . Further, upon the Company becoming EBITDA positive, the Executive is entitled to an SERP plan, the terms of which shall be mutually agreed upon between Executive and Company . (a) Life Insurance . The Company shall also enroll the Executive in a Qualified Life Insurance policy on behalf of the Executive and/or her beneficiaries(s) with a value of no less than $1,000,000.00, with full contribution by the Company during the employment based on the life insurance plans within the NYIAX policies offer through NYIAX’s PEO (TriNet). (b) Medical and Disability Insurance . Company shall also cover Executive with full medical, short term and long - term disability insurance policies, paid by Company through Company’s PEO (TriNet) . 4. Time Off . Executive shall also be entitled to five (5) weeks of paid time off on an annual basis during the Term, and such other holidays in accordance with the Company’s applicable policies and procedures as in effect from time to time and local, state, or federal law . The Executive shall take all vacation and leave so as to minimize disruptions to the Executive’s duties . Notwithstanding the foregoing, Executive shall not be entitled to take any such paid time off during the first ninety (90) days of the Term, unless otherwise approved by the Board . 5. Expenses . Company shall reimburse Executive for all necessary and reasonably expenses incurred and/or paid by Executive in Executive’s performance of Executive’s duties under this Agreement, provided that such expenses conform to those described in the Employee Handbook and policies and are subject to review by the CFO, and upon request by Company, the Executive provides the Company with documentation of such expenses to allow for sufficient accounting and in accordance with the Company’s established policies . All expense accountings shall from time to time be reviewed and shall be subject to the approval of the Board, which shall not be unreasonably withheld (“ Reimbursed Expenses ”) . Expenses must be paid within 10 3 | P a g e N Y I A X , I n c . P r i v i l e g e d a n d C o n f i d e n t i a l DocuSign Envelope ID: 2E315BCC - 56B8 - 4681 - 8383 - 8D23B610B0A2

business days of receipt one time per month . In addition, Executive shall be entitled to reimbursement of legal expenses reasonably incurred by Executive in connection with the negotiation and execution of this Agreement up to $ 9 , 500 (“ Executive’s Legal Expenses ”), payable upon delivery of a copy of the applicable invoice from Executive’s counsel . 2 . 6 . Transportation Allowance . Upon the execution of this Agreement, the Executive shall be permitted a personal transportation budget (including, but limited to vehicle costs, fuel, parking, and tolls) in the amount of $ 600 . 00 per month, which shall be paid monthly to the Executive . This allowance shall be subject to an annual review for cost - of - living increases . AR T ICLE I I I TERM OF EMPLOYMENT AND TERMINATION 1. Term of Employment . Executive’s employment under this Agreement shall commence on the Effective Date hereof and continue for a period of two (2) years (the “Initial Term”), or until otherwise terminated in accordance with the provisions of this Article III . This Agreement shall automatically renew for successive one (1) - year terms (each, if any, a “Renewal Term”) unless earlier terminated in accordance with the provisions of this Article III or unless either Party provides the other Party with a minimum of thirty (30) days prior written notice of non - renewal prior to the end of the Initial Term . If this Agreement is in a Renewal Term, non - renewal of any upcoming Renewal Term shall require sixty (60) days prior written notice of non - renewal prior to the end of the then - current Renewal Term . For purposes of this Agreement, the period of time from the date hereof until the termination or non - renewal of this Agreement, including the Initial Term and any Renewal Term, will be referred to herein as the “Term . ” The date this Agreement terminates shall be referred to as the “Termination Date” . Executive’s salary shall commence upon the Effective Date and shall be paid an amount equal to one month of the annual salary equal to $ 33 , 000 on or before February 14 , 2024 . In the event the IPO is not consummated by February 14 , 2024 , Executive may terminate the Agreement on such date (“Early Termination Right”) upon written notice to Company (email being sufficient) . Executive acknowledges that the continuation of health and medical benefits following Executive exercising the Early Termination Right may not be feasible under the terms and conditions of the Company’s plan administered by Tri - Net . The Company will use its best efforts to qualify Executive for inclusion in the Company’s plan through the remainder of calendar year 2024 . If Executive exercises the Early Termination Right, Executive will not be entitled to any severance benefits or other compensation and benefits under the Agreement . If Executive exercises the Early Termination Right, Section 1 . 2 (c), 4 . 3 and Article V shall survive such termination of this Agreement . 2. Termination by the Company for Death or Disability . Notwithstanding anything to the contrary in this Article III , the Company may terminate this Agreement immediately without notice or penalty upon the occurrence of one of the following conditions or events : 4 | P a g e N Y I A X , I n c . P r i v i l e g e d a n d C o n f i d e n t i a l ( a ) the death of the Executive; or (b) The Company may terminate the Executive’s employment if she is disabled and unable to perform the essential functions of the Executive’s then existing position or positions under this Agreement with or without reasonable accommodation for a period of twelve (12) consecutive months . If any question shall arise as to whether during any period the Executive is disabled so as to be unable to perform the essential functions of the Executive’s then existing DocuSign Envelope ID: 2E315BCC - 56B8 - 4681 - 8383 - 8D23B610B0A2

DocuSign Envelope ID: 2E315BCC-56B8-4681-8383-8D23B610B0A2

position or positions with or without reasonable accommodation, the Executive may, and at the request of the Company shall, submit to the Company a certification in reasonable detail by a physician selected by the Company to whom the Executive or the Executive's guardian has no reasonable objection as to whether the Executive is so disabled or how long such disability is expected to continue, and such certification shall for the purposes of this Agreement be conclusive of the issue. The Executive shall cooperate with any reasonable request of the physician in connection with such certification. If such a question arises and the Executive fails to submit such certification, the Company's determination of such issue shall be binding on the Executive. Nothing in this Section 3.2(b) shall be construed to waive the Executive's rights, if any, under existing law including, without limitation, the Family and Medical Leave Act of 1993, 29 U.S.C. §2601 et seq. and the Americans with Disabilities Act, 42 U.S.C. §12101 et seq and provides proof of disability from physician specialized in the field of such disability who has determined Executive is disabled.

3.3. Termination By The Company Without Cause. The Company may terminate the Agreement at any time Without Cause by giving a minimum of forty five (45) days prior written notice of termination, provided that, this termination right shall not be exercised by Company prior to the date that is nine (9) months from the Effective Date. For the avoidance of doubt, any termination pursuant to this Section 3.3 shall trigger all Severance Benefits as set forth below in Section 3.6(b).

3.4. Termination by the Company for Cause. Notwithstanding anything to the contrary in this Article III, the Company may terminate this Agreement immediately without notice or penalty upon the occurrence of one of the following conditions or events (each being for "Cause"):

(a) Any material breach by Executive of the terms of this Agreement which is not cured by Executive within sixty (60) days after Executive is notified in writing of such breach by the Company.

(b) The quality of Executive's duties as customarily provided by CEOs is reasonably considered to be substandard, as reasonably determined by the Company, and such alleged substandard work has not been cured by Executive within ninety (90) working days (not counting any days Executive is on paid time off under Section 2.4), after receiving written notice from Company specifically describing in detail the alleged substandard work;

(c) Executive is convicted of or pleads guilty or nolo contendere to a felony of embezzlement, fraud, theft, or dishonesty.

(d) Gross negligence or willful misconduct of Executive in connection with the performance of Executive's duties under this Agreement; or

(e) Executive engages in misconduct that brings discredit upon the Company or makes Executive's continued presence as an employee of the Company, as reasonably determined by the Company, materially detrimental to the Company, its employees, its investors, stockholders/shareholders, its customers, or its reputation.

The Executive shall not be entitled to receive any further compensation (i.e. not including any unpaid Base Salary already owing to Executive), severance payments, benefits or unvested stock equity grants under this Agreement as of the Termination Date for a termination for Cause.

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DocuSign Envelope ID: 2E315BCC-56B8-4681-8383-8D23B610B0A2

3.5. Termination by Executive for Good Reason. The Executive may terminate this Agreement immediately without notice or penalty for Good Reason. "Good Reason" shall mean the Company materially breaches this Agreement by failing to pay any compensation due to Executive under Section 2.1 of this Agreement and such breach(es) is/are not promptly cured within sixty (60) days following written notice to the Company specifically describing the breach(es).

3.6. Compensation Due upon Termination.

(a) In the event this Agreement is terminated for any reason as set forth above, Executive shall be entitled to the compensation which Executive has earned and not yet collected pursuant to this Agreement up to the Termination Date, including continuation of benefits hereunder and reimbursement of expenses properly incurred and documented through the Termination Date. Compensation following termination shall be paid by the Company in the ordinary course of its payroll practices. In addition, the Executive shall not be entitled to any unvested equity grants, further compensation or benefits as of the Termination Date for a termination for Cause. For the avoidance of doubt, in the event the Company terminates the Agreement pursuant to Sections 3.1 (non-renewal) or 3.3 (Without Cause) or the Executive terminates the Agreement pursuant to Section 3.5 (Good Reason), the total payments and benefits payable to Executive under the Agreement shall not exceed the amounts required under this Section 3.6(a) (i.e. compensation which Executive has earned and not yet collected up to the Termination Date (which, includes through the applicable notice period)), and the Severance Benefits required under Section 3.6(b). For example, if the Company terminates the Agreement pursuant to Section 3.3, then: (i) the total cash payment due shall be twelve (12) months (i.e. pursuant to Section 3.6(b)(i)) plus forty (45) days of earned but uncollected compensation and any other unpaid Base Salary and unreimbursed expenses as of the Termination Date (i.e. pursuant to Section 3.3 and this Section 3.6(a)), and all other Severance Benefits as set forth in Section 3.6(b), and (ii) no additional Base Salary shall be owed or paid by the Company to Executive for the remaining period of any Initial Term, or any applicable Renewal Term (i.e. Base Salary is payable only through the Termination Date).

(b) In the event that the Executive's employment with the Company is terminated by the Company in connection with a non-renewal of this Agreement (due to Company providing notice of non-renewal as set forth in Section 3.1), or for any reason other than *for Cause, the Early Termination Right, death of Executive, "permanent and total disability" of Executive (within the meaning Section 22(e)(3) of the Internal Revenue Code or non-renewal of this Agreement (due to Executive providing notice of non-renewal as set forth in Section 3.1*), in addition to any compensation owing to Executive under Section 3.6(a), Executive shall be entitled to the following severance benefits (the "Severance Benefits"):

(i) a cash payment equal to twelve (12) months of the Executive's then current Base Salary, payable less any taxes and withholding as may be necessary pursuant to applicable law.

(ii) A pro rata portion of any annual bonus that Executive would have been entitled to receive with respect to the fiscal year of termination had her employment had not been terminated, based upon the percentage of the fiscal year that shall have elapsed through the date of Executive's termination of employment.

(iii) Vesting of those equity grants that have not yet fully vested as

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DocuSign Envelope ID: 2E315BCC-56B8-4681-8383-8D23B610B0A2

follows:

A- Any grant that has vested or would vest before the Termination Date is fully vested.

B- For equity grants that vest on a 4-year quarterly vesting schedule at IPO, the following table will be applied for vesting and no additional vesting after the Termination Date:

Quarters of Service	Amounts Vested
1	31%
2	38%
3	44%
4	50%
5	56%
6	63%
7	69%
8	75%
9	81%
10	88%
11	94%
12	100%

C- For equity grants awarded annually for performance and vest on a 3-year quarterly vesting schedule, the following table will be applied for vesting and no additional vesting after the Termination Date:

Quarters of Service	Amounts Vested
1	42%
2	50%
3	58%
4	67%
5	75%
6	83%
7	92%
8	100%

This table will be applied individually to each unvested equity grant awarded annual for performance that are on a 3-year quarterly vesting schedule.

D - In the event of termination of other equity awards outside the framework of paragraphs A., B., and C. above, any accelerated vesting will be mutually agreed at time of grant.

(iv) To the extent the Executive and her dependents elect coverage under the Company's health insurance plan pursuant to the Consolidated

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Omnibus Budget Reconciliation Act (“COBRA”), the Company shall pay all employee and employer portion of COBRA premium payments of the Executive and her dependents for a period of up to twelve months (12) months after the date of notice of Termination Date ; and (v) Mutually agreed upon advisory role to transition the new (CEO), where compensation shall be mutually agreed upon between the Executive and the Company . (c) If the Executive is a “specified Executive” for purposes of Section 409 A, to the extent the Severance Benefits required to be made pursuant to this Agreement constitutes “non - qualified deferred compensation” for purposes of Section 409 A, payment thereof shall be delayed until the day after the first to occur of (i) the day which is 6 months from the Termination Date and (ii) the date of the Executive’s death, with any delayed amounts being paid in a lump - sum on such date and any remaining payments being made in the normal course . For purposes of this Agreement, the terms “terminate,” “terminated” and “termination” mean a termination of the Executive’s employment that constitutes a “separation from service” within the meaning of the default rules under Section 409 A . For purposes of Section 409 A, the right to a series of installment payments under this Agreement shall be treated as a right to a series of separate payments . AR T ICLE IV NON - COMPETITION; NON - SOLICITATION; NON - DISPARAGEMENT 1. No Other Restrictive Agreements or Covenants . Executive hereby represents that Executive is not bound by any confidentiality agreements or restrictive covenants which restrict or may restrict Executive’s ability to perform Executive’s duties hereunder and covenants and agrees that Executive will not enter into any such agreements or covenants with any person or entity other than the Company and its affiliates during the term of Executive’s employment hereunder . 2. Non - Competition ; Non - Solicitation . Executive covenants and agrees that, so long as Executive is employed by the Company, to the extent permissible under applicable law, and for a period of twelve (12) months after termination of Executive’s employment (unless Executive terminates this Agreement for Good Reason), Executive will not, directly or indirectly : (a) solicit competitive Business from any partners, vendors, clients or customers of the Company (including any potential clients of the Company that were contacted, solicited, or served by Executive during the Term or about which Executive received Confidential Information during the Term) ; (b) provided that Executive was employed by Company for at least ten (10) months, perform services or accept any business competitive with that of the Company’s Business, directly, from any customer of the Company that the Executive was providing services to under this Agreement within twelve (12) months immediately preceding termination of the employment under the Agreement ; and/or (c) induce or attempt to induce, recruit, hire, engage, or cause any employee, contractor, consultant, officer, or director of the Company to modify or terminate such relationship with the Company. 8 | P a g e N Y I A X , I n c . P r i v i l e g e d a n d C o n f i d e n t i a l DocuSign Envelope ID: 2E315BCC - 56B8 - 4681 - 8383 - 8D23B610B0A2

DocuSign Envelope ID: 2E315BCC-56B8-4681-8383-8D23B610B0A2

4.3. Mutual Non-Disparagement. The Parties covenant and agree that, during and after the period during which Executive is employed by the Company, each party will not, directly or indirectly publish on any medium (including any social media platform or internet site) or communicate to any person or entity any disparaging remarks, comments, or statements (including any false remarks, comments, or statements) which impugn the character, honesty, or integrity of the other party and their respective affiliates, successors, heirs, or assigns, or any of their respective members, shareholders, directors, officers, employees, professionals, or agents.

4.4. Injunctive Relief. The Parties expressly agree that in light of the nature of the activities in which the Company is engaged, the foregoing restrictions are fair and reasonable, in concept and scope, and are necessary to protect the legitimate interests of the Company and that any violation thereof would result in irreparable injury to the Company. The Parties therefore acknowledge that, in the event of a violation or threat of violation of any of these restrictions, either Party shall be entitled to seek to obtain from any court of competent jurisdiction, preliminary and permanent injunctive relief (without the necessity of securing a bond), and an equitable accounting of all earnings, profits and other benefits arising from such violation, all of which shall be cumulative and in addition to any other such rights or remedies to which the Party may be entitled at law or in equity. The Parties hereby expressly waives any right to assert the provisions are unreasonable, unnecessary, vague, or unenforceable, in whole or in part, or that there is a failure of consideration, in the event proceedings are instituted.

4.5. Survival. This Article IV shall survive the expiration or termination of the Agreement for any reason and shall apply to any renewal or extension of employment, is expressly intended to benefit and be enforceable by the Company and its affiliates and is assignable by the Company.

ARTICLE V
CONFIDENTIALITY/INTELLECTUAL PROPERTY

5.1. Obligations. The Company will make available to the Executive, and Executive will have access to, certain Confidential Information. "Confidential Information" includes, but is not limited to, financials, marketing plans, customer and vendor confidential information, computer software and disks, notes, business plans and analysis, studies, notes, research, knowledge of business relationships of the Company, intellectual property, trade secrets, training materials, orientation or onboarding materials, or other information—both written, electronic, and oral— necessary and essential to the Company's business. "Confidential Information" does not include information that is in the public domain, information that becomes public without a breach of the Agreement, information that was known to Executive prior to entering into this Agreement, information learned by Executive from a person who is not under a duty of confidentiality to the Company or professional skill, training or know-how. Executive acknowledges and agrees that any and all Confidential Information learned or obtained by Executive during the course of Executive's employment by the Company or otherwise, whether developed by Executive alone or in conjunction with others or otherwise, will be and is the property of the Company and its affiliates. Executive will not disclose, directly or indirectly, and will keep confidential any and all Confidential Information and will not use any Confidential Information in any manner other than in connection with the Executive's discharge of Executive's duties hereunder. The provisions of this Section 5.1 will survive termination of the Agreement for any reason.

5.2. Obligation to Return. Executive will immediately return to the Company upon

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DocuSign Envelope ID: 2E315BCC - 56B8 - 4681 - 8383 - 8D23B610B0A2 termination of the Agreement any and all copies of Confidential Information and all copies of any electronic or paper patient files, training, orientation, or onboarding materials, analyses, compilations, studies or other documents containing or reflecting Confidential Information and permanently erase all electronic copies of such Confidential Information in Executive’s possession promptly . At the Company’s request, The Executive will certify in writing that Executive has fully complied with Executive’s obligations under this Section 5 . 2 . 3. Other Agreements ; Affiliate Information . T h e Executive acknowledges the Executive’s obligation to protect Confidential Information includes agreements that the Company may sign with other entities whose Confidential Information is covered by the terms of this Agreement . Executive agrees that the Company’s or any of its affiliates’, vendors’ or contracting entities’ Confidential Information which includes but is not limited to, (a) all ideas, concepts, experimental, and research data ; (b) service techniques and protocols ; (c) business and marketing plans ; (d) information relating to financial information, pricing, cost, and sales information ; (e) contractual arrangements, advertising and promotions, market research data, and other information about the Company’s and its affiliates’ actual and prospective employees, patients, customers, suppliers, and vendors ; (f) patents and patent applications, inventions, and improvements (whether patentable or not) ; (g) development projects, computer software, related documentation, and materials ; (h) designs, practices, recipes, processes, methods, know - how, techniques, and other facts relating to the business of the Company and its affiliates ; and (i) all other trade secrets in information of a confidential and proprietary nature shall be confidential and not disclosed by the Executive in any manner except for the Company’s purposes . 4. Work Product . Executive acknowledges and agrees that all right, title, and interest in and to all writings, works of authorship, technology, inventions, discoveries, processes, techniques, methods, ideas, concepts, research, proposals, materials, and all other work product of any nature whatsoever, that are created, prepared, produced, authored, edited, amended, conceived, or reduced to practice by Executive individually or jointly with others during the period of Executive’s employment by the Company and relate in any way to the business or contemplated business, products, activities, research, or development of the Company or result from any work performed by Executive for the Company (in each case, regardless of when or where prepared or whose equipment or other resources is used in preparing the same), all rights and claims related to the foregoing, and all printed, physical and electronic copies, and other tangible embodiments thereof, as well as any and all rights in and to US and foreign (a) patents, patent disclosures and inventions (whether patentable or not), (b) trademarks, service marks, trade dress, trade names, logos, corporate names, and domain names, and other similar designations of source or origin, together with the goodwill symbolized by any of the foregoing, (c) copyrights and copyrightable works (including computer programs), and rights in data and databases, (d) trade secrets, know - how, and other confidential information, and (e) all other intellectual property rights, in each case whether registered or unregistered and including all registrations and applications for, and renewals and extensions of, such rights, all improvements thereto and all similar or equivalent rights or forms of protection in any part of the world, shall be the sole and exclusive property of the Company . ARTICLE VI E Q UI T ABLE R EL I EF Notwithstanding the provisions of Section 7 . 10 , in the event of a breach or threatened breach by Executive of any of the provisions of Articles IV and V of this Agreement, Executive hereby acknowledges and agrees that no remedy of law will provide adequate relief to the Company and further agrees that the Company shall be entitled to temporary or permanent 10 | P a g e N Y I A X , I n c . P r i v i l e g e d a n d C o n f i d e n t i a l

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injunctive relief restraining Executive from committing or continuing any such breach or threatened breach or granting specific performance of any act required to be performed by Executive under any of such provisions, in any such case without the necessity of proving actual damages or that money damages would not afford an adequate remedy and without the necessity of posting any bond or other security. The Parties hereto hereby consent to the jurisdiction of the federal courts located in the State of New York and the state courts located in such district for any proceedings under this Article VI or in any other jurisdiction selected by the Company which has jurisdiction over the Parties as a result of the execution of this Agreement. Nothing herein shall be construed as prohibiting the Company from pursuing any other remedies at law or in equity which it may have available.

ARTICLE VII
GENERAL MATTERS

7.1. Successors and Assigns.

(a) Assignment by the Company. Company may not assign this Agreement or any part thereof without the prior written consent of the Executive.

(b) Assignment by Executive. Executive may not assign this Agreement or any part thereof without the prior written consent of the Company.

(c) Takeover, Merger, Sale of Company. Notwithstanding the provisions above, this Agreement shall survive if the Company is bought out, merged, sold, subject to change in board or change investors, or any outside takeover, and all provisions shall be applicable to the new entity(ies).

7.2. Governing Law. This Agreement shall be governed by and construed in accordance with the laws of the State of New York, without regard to conflict of law principles, irrespective of whether Executive becomes a resident of a different state.

7.3. Executive's Acknowledgment. Executive acknowledges (i) that Executive has had the opportunity to consult with counsel of Executive's own choice concerning this Agreement and has been advised to do so by the Company and (ii) that Executive has read and understands this Agreement, is fully aware of its legal effect, and has entered into it freely based on Executive's own judgment.

7.4. Use of Name, Picture and Biographical Information. During the term of this Agreement, Company may use Executive's name, picture, and biographical information (collectively the "Information") to actively promote and/or market, in various print and internet media, the Company; provided, however, that such Information shall first be submitted to Executive for her review and approval prior to any publication of such Information. The Executive agrees that the Company has neither control over nor responsibility for the actions of third Parties who obtain the Information from these media and that the Company is not able to restrict third Parties who redistribute the Information. The Company will not be liable for the Information used by third Parties.

7.5. Modification and Amendment; Waiver. The provisions of the Agreement may be modified, amended, or waived only upon the written agreement of both Parties. Such modification, amendment, or waiver shall be effective only to the extent set forth in such writing. No delay or failure on the part of any Party hereto in exercising any right, power, or remedy hereunder shall

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effect or operate as a waiver thereof, nor shall any single or partial exercise thereof or any abandonment or discontinuance of steps to enforce such right, power or remedy preclude any further exercise thereof or of any other right, power or remedy . 6. Notices . All notices, consents, waivers and other communications required or permitted to be given hereunder shall be in writing and may be delivered by hand, by electronic transmission in . pdf format or similar format, by nationally recognized private courier, or by United States mail . Notices delivered by mail shall be deemed given on the fifth ( 5 th ) Business Day after being deposited in the United States mail, postage prepaid, registered or certified mail, return receipt requested . Notices delivered by hand shall be deemed delivered when actually delivered . Notices given by a nationally recognized private courier shall be deemed delivered on the date delivery is promised by the courier . Notices given by electronic transmission shall be deemed given on the date of transmission if transmitted during normal business hours of the recipient, and on the first ( 1 st ) Business Day following transmission if transmitted after normal business hours of the recipient . All notices shall be addressed as follows : If to Company: Joseph G. Passaic, Jr., Corporate Secretary 180 Maiden Lane NYC, N Y 10 0 05 If to Executive: Teri Gallo 67 Bailey Hollow Rd Morristown NJ, 07960 With a courtesy copy to: Sirkin Tarnow P.C. 9150 Wilshire Blvd, Suite 241 Beverly Hills, CA 90212 Attn: Josh Tarnow, Esq. and/or to such other respective addresses and/or addresses as may be designated by notice given in accordance with the provisions of this Section 7 . 6 . 7. D i spu t e R e so l u ti o n . (a) Confidential Binding Arbitration . The Parties agree that any dispute or controversy arising out of, or in any way relating to this Agreement, other than a dispute or controversy arising out of a breach or threatened breach of Article IV , that cannot be resolved between the Parties shall be submitted to binding arbitration . It is the intent of the Party that this Section 7 . 7 provides a broad arbitration clause and is intended to include claims and causes of action regarding, arising out of, or relating to this Agreement, whether arising in contract, tort, statute, regulation, common law, or otherwise . The Parties’ submission and agreement to arbitrate shall be specifically enforceable, and the judgment of the arbitrator granting an award to a Party may be entered in any court having jurisdiction thereof . The Parties hereby waive their right to a jury trial with respect to the disputes covered by this Section 7 . 7 . The Parties understand and fully 12 | P a g e N Y I A X , I n c . P r i v i l e g e d a n d C o n f i d e n t i a l DocuSign Envelope ID: 2E315BCC - 56B8 - 4681 - 8383 - 8D23B610B0A2

DocuSign Envelope ID: 2E315BCC-56B8-4681-8383-8D23B610B0A2

agree that by agreeing to arbitrate disputes covered by this Agreement, they forego their right to have a trial by jury and their normal rights of appeal following the rendering of a decision. **The Executive further waives the Executive's right to become a member of any class or collective action against the Company**. Nothing herein shall prevent or otherwise limit the Company from enforcing its rights and remedies set forth in Article IV in a court of competent jurisdiction.

(b) Procedure for Invoking Arbitration. Either Party may, by written notice to the other Party, invoke arbitration. The written notice ("Demand") shall identify and describe the nature of all claims asserted and the facts upon which such claims are based. Demand for arbitration shall be initiated within the same time limitations as the applicable law to those claim(s). Arbitration under this Agreement shall be before a sole arbitrator and governed by the rules and procedures of the American Arbitration Association ("AAA"); except that the Party and the arbitrator may agree to conduct the arbitration proceedings independently and without the use of the AAA as an administrator and/or forum. The Parties shall attempt in good faith to agree upon an arbitrator; however, if the Party are unable to agree on an arbitrator within fourteen (14) days of the Notice, the Party shall request a list of available arbitrators from the AAA and shall meet and confer to each strike one name at a time until one arbitrator remains. The Parties shall flip a coin to determine who is required to strike first; the Party who "wins" the toss may elect to strike first or second. The Parties shall share evenly the actual costs and expenses of the arbitration and shall bear their own attorneys' fees. The Parties agree to keep the proceedings of the arbitration, all events leading up to the arbitration, and the outcome of the arbitration confidential.

7.8. Severability. Should any provision of this Agreement be held by a court of competent jurisdiction to be enforceable only if modified, such holding shall not affect the validity of the remainder of this Agreement, the balance of which shall continue to be binding upon the Parties hereto with any such modification to become a part hereof and treated as though originally set forth in this Agreement. The Parties further agree that any such court is expressly authorized to modify any such unenforceable provision of this Agreement in lieu of severing such unenforceable provision from this Agreement in its entirety, whether by rewriting the offending provision, deleting any or all of the offending provision, adding additional language to this Agreement, or by making such other modifications as it deems warranted to carry out the intent and agreement of the Parties as embodied herein to the maximum extent permitted by law. The Parties expressly agree that this Agreement as so modified by the court shall be binding upon and enforceable against each of them. In any event, should one or more of the provisions of this Agreement be held to be invalid, illegal or unenforceable in any respect, such invalidity, illegality or unenforceability shall not affect any other provisions hereof, and if such provision or provisions are not modified as provided above, this Agreement shall be construed as if such invalid, illegal or unenforceable provisions had never been set forth herein.

7.9. Withholding. Anything to the contrary notwithstanding, all payments required to be made by the Company hereunder to the Executive or Executive's beneficiaries, including Executive's estate, shall be subject to withholding of such amounts relating to taxes as the Company may reasonably determine it should withhold pursuant to any applicable law or regulation. In lieu of withholding such amounts, in whole or in part, the Company, may, in its sole discretion, accept other provisions for payment of taxes as suggested by the Executive (if permitted by law), provided it is satisfied in its sole discretion that all requirements of law affecting its responsibilities to withhold such taxes have been satisfied.

13 | Page NYIAX, Inc. Privileged and Confidential

10. Survivorship . Except as otherwise set forth herein, the respective rights and obligations of the Parties hereunder shall survive any termination of this Agreement to the extent necessary to obtain the intended preservation of such rights and obligations . 11. Expenses . Except for Executive’s Legal Expenses as set forth in Section 2 . 5 , each of the Parties hereto shall bear their own costs and expenses, including attorneys’ fees and disbursements, incurred in connection with this Agreement and the transactions contemplated hereby . 12. Titles . The titles of the sections of this Agreement are intended solely for convenience and no provision of this Agreement is to be construed by reference to the title of any section . 13. Execution of Agreement . This Agreement may be executed in one or more counterparts, each of which will be deemed to be an original copy of this Agreement and all of which, when taken together, will be deemed to constitute one and the same agreement . This Agreement shall become effective when one or more counterparts have been executed by each of the Party and delivered to the other Party . The exchange of copies of this Agreement and of signature pages by facsimile or other electronic transmission shall constitute effective execution and delivery of this Agreement as to the Party and may be used in lieu of the original Agreement for all purposes . Signatures of the Party transmitted by facsimile or by other electronic means shall be deemed to be their original signatures for all purposes . 14. Interpretation . This Agreement supersedes, amends, restates, and overrides any previous employment agreement between the Parties or entities affiliated with the Parties, including any amendments thereto, the entirety of which shall be null and void upon the execution and Effective Date of this Agreement . 15. WAIVER OF JURY TRIAL . AS A SPECIFICALLY BARGAINED FOR INDUCEMENT FOR EACH OF THE PARTIES TO ENTER INTO THIS AGREEMENT (AFTER HAVING THE OPPORTUNITY TO CONSULT WITH COUNSEL), EACH PARTY EXPRESSLY WAIVES THE RIGHT TO TRIAL BY JURY IN ANY LAWSUIT OR PROCEEDING RELATING TO OR ARISING IN ANY WAY FROM THIS AGREEMENT OR THE MATTERS CONTEMPLATED HEREBY . 16. No Third - Party Beneficiaries . Nothing in this Agreement, express or implied, is intended to or shall confer upon any person, entity, company, partnership, limited liability company or other unincorporated association other than the Parties and their respective successors and permitted assigns any legal or equitable right, benefit or remedy of any nature under or by reason of this Agreement . 17. Acts of God . Any delays in or failures of performance by a Party under this Agreement shall not be considered a breach of this Agreement if and to the extent caused by occurrences beyond the reasonable control of the Party affected, including but not limited to : acts of God ; changes in regulations or laws of any government ; government orders including shutdowns or practice restrictions, pandemics, epidemics, strikes or other concerted acts of workers ; fires ; floods ; explosions ; riots ; wars ; rebellions ; and sabotage ; and any time for performance hereunder shall be extended by the actual time of delay caused by such occurrence . 14 | P a g e N Y I A X , I n c . P r i v i l e g e d a n d C o n f i d e n t i a l DocuSign Envelope ID: 2E315BCC - 56B8 - 4681 - 8383 - 8D23B610B0A2

DocuSign Envelope ID: 2E315BCC-56B8-4681-8383-8D23B610B0A2

7.18. Entire Agreement. This Agreement and the other agreements executed contemporaneously herewith, contain all the understandings and representations between the Parties pertaining to the subject matter hereof and supersede all undertakings and agreements, whether oral or in writing, if there be any, previously entered into by them with respect thereto.

[Remainder of Page Intentionally Blank - Signatures On The Following Page]

15 | Page NYIAX, Inc. Privileged and Confidential

DocuSign Envelope ID: 2E315BCC-56B8-4681-8383-8D23B610B0A2

IN WITNESS WHEREOF, the Parties hereto have executed this Agreement on the date(s) specified below but effective as of the Effective Date.

EXECUTIVE:

Teri Gallo

DocuSigned by:
07DF7D3F7D1D4B4...
____

Date: 1/19/2024

COMPANY:

NYIAX, Inc.

By: DocuSigned by: Bill Feldman
4E069E807E8945A...

Name: Bill Feldman

Date: 1/19/2024

Title: CFO

16 | Page NYIAX, Inc. Privileged and Confidential

E X H I B IT A Incentive Compensation, Salary Review, and Equity 1. Incentive Compensation (cash based) Executive will participate in annual performance - based cash and equity incentive awards (“Incentive Awards”) mutually agreed in writing between the Compensation Committee and Executive for each calendar year during the Term (the “Incentive Awards Plan”) . The Incentive Awards Plan for each year shall be finalized and mutually agreed to in writing prior to November 30 for the subsequent calendar year of the Term . In addition, Executive shall also be eligible for an annual discretionary cash bonus based on performance (“Bonus Payment”), the details of which shall be agreed in writing between Executive and the Compensation Committee for each calendar year of the Term (which shall be agreed in writing prior to November 1 for the subsequent year of the Term) . The cash component of all Incentive Awards shall paid to the Executive according to the details of the Incentive Awards Plan agreed to between the Compensation Committee and Executive . Unless otherwise agreed between the Compensation Committee and Executive, the Bonus Payment for annual bonuses shall be paid sixty (60) days after the period for which the annual bonus was attributed to . 2. Salary Review : Executive is entitled an annual salary review based on milestones s e t f or t h b y t h e B o a r d i n it s s o l e d i s c r e t i o n . 3. Equity : a. Upon the IPO, Executive will be granted restricted stock units (“RSUs”) with a grant date cash equivalent value of $ 100 , 000 , vesting 50 % after six (6) months from the Effective Date, and the remaining 50 % vesting after one year from the Effective Date ; b. Company shall grant Executive 200 , 000 , incentive stock options (“ISOs”) at $ 4 . 00 per share and 200 , 000 RSUs, both with a 4 - year quarterly vesting schedule at IPO ; and c. Annually, the Board will review the Executive’s performance and grant the Executive additional RSUs and ISOs (market strike price) (both with a quarterly vesting schedule which shall not exceed 3 years) based upon the Executive’s prior year’s performance, the details of which shall be mutually agreed to in writing prior to November 30 for the subsequent calendar year of the Term . DocuSign Envelope ID: 2E315BCC - 56B8 - 4681 - 8383 - 8D23B610B0A2